Exhibit 10.1
Doug Merritt
CEO & President
250 Brannan Street
San Francisco, CA 94107

March 3, 2016
Ms. Susan St. Ledger
c/o Splunk Inc.
250 Brannan Street
San Francisco, CA 94107

Re:    Your Splunk Employment Offer

Dear Susan:

I am thrilled and delighted to offer you the position of Senior Vice President, Chief Revenue Officer of Splunk Inc. (“the Company”), reporting to me. We are all very excited to have you join the team. In your role, you will have the opportunity to make a meaningful impact upon our future success. Understandably, this offer is contingent upon you fully cooperating with, and successfully completing, background and reference checks, including completing and returning the enclosed Director and Officer Questionnaire. Here are the terms of our proposed agreement (the “Agreement”):

1.Annual Salary; Executive Bonus. Your gross base salary will be $400,000 per year and you will be paid semi-monthly at a rate of $16,666.67, less applicable deductions and withholdings. In addition, you will participate in Splunk's Executive Bonus Plan and you will be eligible to earn an annual bonus of 100% of your base salary at target, based on actual achievement of Company financial goal(s), as determined by the Compensation Committee of our Board of Directors (“Compensation Committee”), and pro-rated as of the Effective Date (defined below). Your annual on target earnings initially will be $800,000. Under current practices (which may change in the future), you will be paid a mid-fiscal-year bonus of up to 50% of your annual bonus at target but pro-rated for the time you have worked during the fiscal year. Any mid-fiscal-year bonus will be based on the Company's actual achievement of financial performance metrics through the end of the fiscal second quarter. Your mid-fiscal-year bonus will be included in the calculation of your annual bonus and your year-end bonus payment will be equal to your calculated annual bonus, less any mid-fiscal-year bonus paid for that fiscal year. The year-end bonus payment will be made approximately 45 days after the completion of the fiscal year and after the Compensation Committee's review and approval of executive bonuses. Note that all payments to you will be made after applicable withholdings.

2.Fiscal Year 2017 Discretionary Bonus. In addition to the compensation set forth above, you shall be eligible to receive a discretionary bonus of up to $75,000 based upon your achievement in fiscal year 2017 of individual qualitative performance measures, including an increase in the number of customers, deployment of programs that result in broad adoption of our products and services, an increase in revenue from outside the United States, continued increase in high quality partner velocity and contribution, and other projects to be assigned by me. At the conclusion of fiscal year 2017, I will make an assessment of your performance and a recommendation to the Compensation Committee, which will have final authority to approve payments.

3.Start Date. Your start date will be May 2, 2016 (the “Effective Date”)

4.Benefits. You will be eligible to participate in the healthcare, 40l(k), employee stock purchase and other employee benefit plans established for our employees. You will be entitled to 15 days or such other amount as your manager may approve of Paid Time-Off (PTO) annually, accrued on a semi-monthly basis in accordance with Company policy. You are also authorized to fly business class while on Company business.

5.Equity. We will recommend to the Compensation Committee that you be granted 68,000 Restricted Stock Units (RSUs) and 102,000 Performance Stock Units (PSUs). The RSUs will vest over approximately 4 years with 25% of the RSUs vesting on or about June 10, 2017 and 1/16th of the RSUs vesting quarterly thereafter as specified in your RSU agreement, so long as you remain employed by the Company. The number of earned PSUs will be determined on or about March 2017 based upon achievement of performance metrics to be established by the Compensation Committee in March 2016. To the extent earned, PSUs will vest over approximately 4 years with 25% of the PSUs vesting on or about June 10, 2017. The remaining PSUs will vest quarterly thereafter as specified in your PSU agreement, so long as you remain employed by the Company.

6.Confidentiality. As an employee of the Company, you will have access to confidential information of the Company and certain third parties and you may, during the course of your employment, create inventions, improvements designs, original works of authorship, computer software programs, trade secrets and other matters that will be the sole and exclusive property of the Company. You hereby irrevocably assign each such invention, work and matter to the Company. As a condition of employment, you are required to comply with the terms of the Company’s “Employee Invention Assignment and Confidentiality Agreement,” which is attached to this Agreement. We wish to impress upon you that the Company does not want you to, and we hereby direct you not to, bring with you or use on behalf of the Company, any confidential or proprietary material or information of any former employer or other third party. In addition, you must not violate any other obligation you may have to any former employer or other third party. During the period that you render services to the Company, you agree you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company, in writing, any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company and that you become associated with during the period that you render services to the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this Agreement you certify that your employment with the Company will not violate any contractual or other legal obligation that would prohibit or limit you from performing your duties to the Company.

7.At-Will Employment. During your entire employment you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without Cause (defined below). Your participation in any equity or benefit program does not assure you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

8.Severance. We will recommend to the Compensation Committee that you also receive the following severance benefits.

(a)Separation in Event of Termination Within the 3-Month Period Before or 12-Month Period Following a Change in Control. In the event of your involuntary separation from employment with the Company without Cause or for Good Reason (defined below), in each case within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control within three (3) months of its signing or within twelve (12) months following a Change in Control (“Change in Control Period”), then, in addition to any accrued compensation, and provided that you deliver to the Company a signed release of claims in favor of the Company (“Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, you shall be entitled to the benefits as set forth below:

(i)Lump sum payment equal to twelve (12) months of your then-current base salary, plus a pro-rated portion of your annual target bonus for the time you are actively employed in the year of termination;

(ii)Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the twelve (12) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $24,000; and

(iii)Acceleration of vesting as to all then-unvested shares or rights subject to all equity awards which have been granted to you. You shall have six (6) months following your separation from service from the Company in which to exercise any stock options that have been granted to you.

(b)Severance in Event of Termination Without Cause Outside the Change in Control Period. In the event of your involuntary separation from employment with the Company without Cause not during the Change in Control Period, then, in addition to any accrued compensation, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, you shall be entitled to benefits as set forth below:

(i)Lump sum payment equal to six (6) months of your then-current base salary, plus a pro-rated portion of your annual target bonus for the time you are actively employed in the year of termination;

(ii)Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the six (6) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $12,000; and

(iii)Acceleration of vesting as to a number of shares or rights subject to all equity awards which have been granted to you as would have vested in the six (6) months following your separation from service. You shall have six (6) months following your separation from service from the Company in which to exercise any vested options that have been granted to you.

9.Section 409A Matters.

(a)For purposes of this Agreement, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-l(h) of the regulations promulgated thereunder.

(b)To the extent any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following your separation from service, or if later, such time as required by Section 8(c). Except as required by Section 8(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on or around the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided herein.

(c)If you are deemed at the time of such separation from service to be a “specified employee” under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

(d)To the extent any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, you and the Company may make changes to this Agreement to avoid adverse tax consequences under Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

10.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” means (i) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company's reputation or business, (ii) your engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties, (iii) your committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) your engaging in any other misconduct that has had or will have an adverse effect on the Company's reputation or business; or (v) your breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company's or a third party's trade secrets or proprietary information.

(b)Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then-outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(c)Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate your employment within thirty (30) days following expiration of such cure period: (i) a material change, adverse to you, in your position, title(s), office(s) or duties; (ii) an assignment of any significant duties to you that are inconsistent with your positions or offices held under this Agreement; (iii) a decrease in your then-current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) your relocation to a facility or a location more than thirty (30) miles from your residence.

11.Authorization to Work. As required by law, this offer of employment is contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) business days of starting your employment.

12.Policies. You acknowledge that you have read and will comply with all Company policies, guidelines and processes in effect throughout your employment, including but not limited to the attached Company Code of Business Conduct and Ethics, Insider Trading Policy, Anticorruption Compliance Policy and Guidelines, and U.S. Export Control Compliance Policy Statement. You acknowledge that the Company may implement, modify or revoke Company policies, guidelines and processes from time to time, and you agree to read and comply with each then-current policy, guideline and/or process.

13.Arbitration.

(a)Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of: relating to, or resulting from your employment with the Company or the termination of your employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law, and shall be brought in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(b)Procedure. You agree that any arbitration will be administered by Judicial Arbitration &

Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.

(c)Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d)Administrative relief. This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

(e)Voluntary nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

14.Complete Agreement. You understand and agree that after this Agreement is signed by you and the Company, this Agreement shall supersede any prior offer letter(s), employment agreement(s) and/or any addenda existing between the parties, whether written or verbal. This Agreement can only be modified by a written agreement signed by you and the Chief Executive Officer of the Company.

15.Acceptance. To accept this Agreement, please sign in the space indicated and return to me. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.

Please feel free to contact me if you have any questions at (415) 848-5852.

Best,

/s/ Doug Merritt
Doug Merritt
Chief Executive Officer and President
Splunk Inc.

Enclosures:

•Employee Invention Assignment and Confidentiality Agreement
•Code of Business Conduct and Ethics
•Insider Trading Policy
•Anticorruption Compliance Policy and Guidelines
•U.S. Export Controls Compliance Policy Statement
•Director and Officer Questionnaire

Acceptance and Agreement

I have read, understand, and agree to each of the terms and conditions set forth above.

I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ Susan St. Ledger	March 7, 2016
Susan St. Ledger	Date